HENJES, CONNER & WILLIAMS, P.C.

                                           800 FRANCES BUILDING
                                           505 FIFTH STREET
                                           P.O. BOX 1528
                                           SIOUX CITY, IOWA  51102
                                           PH    (712) 277-3931
                                                 (800) 274-3931
                                           FAX (712) 233-3431



                               May 14, 2008


Board of Directors
Cycle Country Accessories Corporation
PO Box 257
Spencer, IA 51301-0257

Dear Directors:

As discussed in Note 2 to the financial statements for the three and six months ended March 31, 2008, the Company changed its method of valuing inventory from a standard cost system, which approximated first-in, first-out, to the average cost method. The new method of accounting for inventory is deemed preferable as the Company moved from a system which approximated a GAAP valuation method to a GAAP valuation method.

As you have requested, we have discussed with you the circumstances, business judgment, and all other underlying factors that contributed to your decision to make this accounting change.

Based on our review of the attendant circumstances and discussions with management, we concur that the newly adopted accounting principle of weighted average inventory as described in Note 2 is preferable under the circumstances.

Because we have not audited any financial statements of the Company as of any date or for any period subsequent to September
30, 2007, we do not express an opinion on the financial statements for the three and six months ended March 31, 2008.


                                     Yours truly

                                     /s/ Henjes, Conner & Williams, P.C.

                                     Certified Public Accountants


Sioux City, Iowa
May 14, 2008